Exhibit 99.3

Unaudited Pro Forma Computation of Ratio of Earnings to Fixed Charges

(in millions, except ratio)

Fifty-two weeks ended May 26, 2013
Earnings:
Income from continuing operations before income taxes and equity method investment earnings	$1,275
Add (deduct):
Fixed charges	468
Distributed income of equity method investees	26
Capitalized interest	(6)

Earnings available for fixed charges (a)	$1,763

Fixed charges:
Interest expense	$403
Capitalized interest	6
One third of rental expense (1)	59

Total fixed charges (b)	$468

Pro forma ratio of earnings to fixed charges (a/b)	3.8

(1)	Considered to be representative of interest factor in rental expense.

1